CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of 4,000,000 shares of common stock of our report dated May 10, 1996, with respect to the financial statements of WizardWorks Group, Inc. (not separately presented in such report), included in the Transition Report on Form 10-K of GT Interactive Software Corp. for the transition period from January 1, 1998 to March 31, 1998 and in the Annual Report on Form 10-K of GT Interactive Software Corp. for the fiscal year ended December 31, 1997.


                                                   /s/ERNST & YOUNG LLP


Minneapolis, Minnesota
August 4, 1998